Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Saba Software, Inc. Amended and Restated 2009 Stock Incentive Plan of our reports dated August 5, 2011, with respect to the consolidated financial statements of Saba Software, Inc. and the effectiveness of internal control over financial reporting of Saba Software, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Redwood City, California

January 6, 2012